Exhibit 20.6

     ANNUAL AGGREGATE CERTIFICATEHOLDERS STATEMENT MELLON BANK PREMIUM FINANCE LOAN MASTER TRUST SERIES 2002-1 ANNUAL PERIOD ENDING DECEMBER 31, 2003

1.	Investor Interest as of December 31, 2003
	Class A	$392,700,000.00
	Class B	17,600,000.00
	Colateral Interest Holder	29,700,000.00

	Total Investor Interest	$440,000,000.00
2.	3- Month LIBOR as per reset dates:
	March 13, 2003	1.25875%
	June 12, 2003	1.11875%
	September 11, 2003	1.14000%
	December 11, 2003	1.17000%
3.	Determination of Certificate Rates:
	a) Class A: 3-Month LIBOR plus 18 basis points
	b) Class B: 3-Month LIBOR plus 44 basis points
	c) Class C: As per Loan Agreement
4.	Servicing Fee Rate	0.50000%
5.	Receivable Balances as of December 31, 2003
	Aggregate Receivables	$1,411,399,883.12
	Finance Charge Receivables	15,098,849.11
	Principal Receivables	$1,396,301,034.01
6.	Annual Servicers’ Fee	$2,200,000.00
7.	Aggregate Investor Default Amount	$362,292.93
8.	Floating Investor Interest as of December 31, 2003	31.51183%
9.	Transferor Interest as of December 31, 2003	$156,301,034.01
10.	2003 Aggregate Collections
	(a) Principal Receivables	$3,899,840,533.26
	(b) Finance Charge Receivables (inc. net recoveries, if any)	74,793,283.22
	(c) Principal and Finance Charge Receivables	3,974,633,816.48
	(d) Late Charges	11,363,828.27
	(e) Total Collections	$3,985,997,644.75
11.	Delinquencies as of December 31, 2003
	(a) 30 days delinquent	$6,049,441.13
	(b) 60 days delinquent	3,996,545.40
	(c) 90 days delinquent	2,402,273.69
	(d) 120 + days delinquent	4,636,662.59
	(e) Total 30 + days delinquent	$17,084,922.81

E-9

12.	2003 Aggregate Default Amount	1,149,704.52
13.	AFCO is Servicer?	Yes
14.	2003 Aggregate Allocation and Application of Collections:
	(a) Class A Available Funds	$24,231,091.19
	(b) Class A Optimal Interest	6,020,009.20
	(c) Class A Monthly Interest	6,020,009.20
	(d) Class A Deficiency Amount	—
	(e) Class A Additional Interest	—
	(f) Class A Servicing Fee	1,963,500.00
	(g) Unpaid Class A Servicing from prior periods	—
	(h) Class A Investor Default Amount	323,346.44
	(i) Class A contribution to Excess Spread	15,924,235.55
	(j) Class B Available Funds	$1,085,987.28
	(k) Class B Optimal Interest	466,093.24
	(l) Class B Monthly Interest	466,093.24
	(m) Class B Deficiency Amount	—
	(n) Class B Additional Interest	—
	(o) Class B Servicing Fee	88,000.00
	(p) Unpaid Class B Servicing from prior periods	—
	(q) Class B contribution to Excess Spread	531,894.04
	(r) Collateral Available Funds	$1,832,603.54
	(s) Collateral Servicing Fee (if NOT AFCO)	—
	(t) Collateral Interest contribution to Excess Spread	1,832,603.54
	(u) Total Excess Spread	$18,288,733.13
	(v) Class A Required Amount	—
	(w) Unreimbursed Class A Investor Charge-Offs	—
	(x) Class B Required Amount	14,491.72
	(includes Class B Investor Default Amount)
	(y) Unreimbursed Class B Investor Charge-Offs	—
	(z) Collateral Monthly Interest	965,852.55
	(aa) Coll. Int. Svcg Fee (if AFCO)	148,500.00
	(ab) Collateral Interest Default Amount	24,454.77
	(ac) Unreimbursed Collateral Interest Charge-Offs	—
	(ad) Reserve Account Funding Date month	24
	(ae) Reserve Fund Cap	0.50%
	(af) Required Reserve Account Amount	$—
	(ag) Reserve Account Balance	$—
	(ah) Payable under the Loan Agreement	$—
	(ai) Class A Shortfall Amount	$—
	(aj) Class B Shortfall Amount	$—

AFCO CREDIT CORPORATION, as Servicer

By /s/ C. Leonard O’Connell

Name: C. Leonard O’Connell
Title: Senior Vice President & Chief Financial Officer

E-10